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                                                                  EXHIBIT 99.(H)

                                 July 14, 2000


Pinnacle Entertainment, Inc.
330 North Brand Boulevard, Suite 1100
Glendale, California 91203

Gentlemen:

     We have acted as counsel for Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle"), in connection with (i) the preparation, execution, and delivery of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 17, 2000, by and among PH Casino Resorts, Inc., a Delaware corporation ("PHCR"), Pinnacle, and Pinnacle Acquisition Corporation, a Delaware corporation ("Pinnacle Acq Corp") (PHCR, Pinnacle, and Pinnacle Acq Corp are sometimes referred to collectively as the "Parties"), and certain documents related or incidental thereto and (ii) the transactions to be effected thereunder. You have requested our opinion that the discussion in the Proxy Statement of Pinnacle Entertainment, Inc. relating to the annual meeting of stockholders to be held August 2000 (the "Proxy Statement") under the caption "Federal Income Tax Matters," insofar as such discussion relates to statements of law or legal conclusions, is fair and accurate in all material respects.

     In connection with this opinion, we have reviewed such documents as we have found necessary or appropriate, including the Merger Agreement, Proxy Statement and related documents pertaining to the merger of Pinnacle Acq Corp with and into Pinnacle (the "Merger"). In expressing our opinion, we are relying upon, and the opinion stated in this letter is expressly based upon, the information and representations contained in the documents provided to us by the Parties and the information and representations provided in our discussions with representatives of the Parties. We assume that the documents and information provided to us present an accurate and complete description of all of the facts relevant to the Merger.

     Based upon the foregoing, and assuming that the transactions contemplated by the documents referred to above are consummated in accordance with their terms, we are of the opinion, subject to all the qualifications, limitations, and assumptions set forth herein, that the discussion in the Proxy Statement under the caption "Federal Income Tax Matters," insofar as such discussion relates to statements of law or legal conclusions (the "Discussion"), is fair and accurate in all material respects.
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Pinnacle Entertainment, Inc.
July 14, 2000
Page 2

     In expressing this opinion we mean that, if the Internal Revenue Service (the "IRS") were to assert a position contrary to the conclusions described in the Discussion, the conclusions described in the Discussion, if properly presented to a court should prevail. The IRS may take positions contrary to such conclusions and there is a risk that such IRS positions might ultimately be sustained by the courts. Our opinion is not binding on the IRS or the courts, and should not be construed as a guarantee of ultimate results.

     The opinion set forth in the Discussion is based on our interpretation of the applicable provisions of the Internal Revenue Code of 1986, as amended and the Income Tax Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect. Any or all of these could change, and any such change could require a conclusion or conclusions different from the opinion expressed in the Proxy Statement. We do not undertake to advise you as to any future changes in the Code, the Regulations, or administrative or judicial interpretations of either that may affect our opinion unless we are specifically retained to do so.

     This opinion is being delivered to you in our capacity as counsel for Pinnacle, for the purpose of being included as an exhibit to the Proxy Statement. We hereby consent to such inclusion. In giving the above consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                              Very truly yours,


                              /s/ Irell & Manella LLP